Exhibit 23.1

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: 212-492--4000 Fax: 212-489-1687 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-232673 on Form S-8 of our reports dated March 29, 2023, relating to the consolidated financial statements of Verint Systems Inc. and subsidiaries and the effectiveness of Verint Systems Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York

July 20, 2023